                                                Filed Pursuant to Rule 424(b)(3)
Prospectus Supplement No. 15                          Registration No. 333-35412
(To Prospectus Dated May 19, 2000)

                           AMERICAN TOWER CORPORATION

                              Prospectus Supplement
                             Dated December 18, 2001



     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     This prospectus relates to the resale by the holder of our:

     o   $450,000,000 principal amount of 5.0% convertible notes due 2010, and

     o the shares of Class A common stock issuable upon conversion of the notes.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

                       -----------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       -----------------------------------

     The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                 Principal      Number of Shares
                                                 Amount at         of Class A          Number of        Percentage of
                                                Maturity of       Common Stock         Shares of        Class A Common
                                                5.0% Notes        Issuable Upon     Class A Common          Stock
                                               Beneficially       Conversion of          Stock          Outstanding as
                                              Owned That May     the 5.0% Notes      Beneficially      of December 10,
          Selling Stockholders                    Be Sold       That May Be Sold        Owned**            2001***
          --------------------                --------------    ----------------    --------------     ---------------
Parsimony Limited                                  $350,000           6,796              --                  *
                                              ==============    ================    ==============     ===============
  TOTAL                                            $350,000           6,796              --                  *

---------------------
*     Less than 1%.
** In addition to the shares issuable upon conversion of the 5.0% Notes set forth in column 1 herein.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of December 10, 2001.